Exhibit 99.1

Altra Reports First-Quarter 2013 Results

Diluted Earnings Per Share Increases 12.8%

Gross Profit Improves 50bps to 30.0%, Despite Modest Decline in Sales

Quarterly Dividend Raised 25% to $0.10 per Share

BRAINTREE, Mass., April 26, 2013 — Altra Holdings, Inc. (Nasdaq: AIMC), a global manufacturer and marketer of electromechanical power transmission and motion control products, today announced unaudited financial results for the first quarter ended March 30, 2013.

Financial Highlights

•	First-quarter 2013 net sales were $185.2 million compared with $192.4 million in the first quarter of 2012, a decrease of only 3.7%, despite approximately 5% fewer shipping days.

•	Gross profit for the first quarter of 2013 grew by 50 basis points to 30.0% from 29.5% in the first quarter of 2012.

•

First-quarter net income was $11.9 million, or $0.44 per diluted share, compared with net income of $10.5 million, or $0.39 per diluted share, in the first quarter of 2012. Non-GAAP net income in Q1 2013 was $12.1 million, or $0.45 per diluted share, compared with $10.6 million, or $0.40 per diluted share a year ago.*

•	Reconciliation of Non-GAAP Net Income*:

	Quarter ended March 30, 2013	Quarter ended March 31, 2012
Net income attributable to Altra Holdings, Inc.	$11,880	$10,516

Acquisition related expenses	—	190
Restructuring costs	320	—
Tax impact of above adjustments	(104)	(60)

Non-GAAP net income	$12,096	$10,646

Non-GAAP diluted earnings per share	$0.45	$0.40

•	Interest expense decreased $3.2 million, or 54.9%, during the quarter primarily due to the refinancing in the fourth quarter of 2012 and lower average outstanding borrowings.

•	Cash and cash equivalents were $66.2 million on March 30, 2013 compared with $85.2 million on December 31, 2012. During the quarter, the Company paid down more than $21 million on its credit facility.

•	Effective in the second quarter, the Company entered into an interest rate swap through 2016 to fix a portion of its variable rate debt.

Management Comments

“The first quarter was in line with our expectations which took into account the generally sluggish demand in some of our end markets and the reduced number of shipping days in the quarter compared with last year,” said Carl Christenson, Altra President and CEO. “We are extremely pleased with the impact of the European restructuring activities started in the second half of last year and the lower interest expense as a result of refinancing the majority of our debt in the fourth quarter of last year. Gross profit increased by 50 basis points year over year to 30.0% and we grew Non-GAAP Net Income by 13.6% to $12.1 million. We are also very pleased to have announced another increase in our dividend to $0.10 per share for the second quarter of 2013.”

Business Outlook

“Our strategy for 2013 is to take advantage of every organic growth opportunity and to focus on improving the bottom line despite relatively stagnant end markets,” said Christenson. “We plan to capitalize on opportunities to gain market share with new products and programs that we have been developing. Equally as important, we have a strong balance sheet that will enable us to execute on our acquisition strategy.”

Altra is maintaining its previous guidance for full year 2013. The Company is forecasting sales in the range of $740 to $750 million and non-GAAP diluted EPS of $1.75 to $1.85 for 2013. Altra expects its tax rate for the full year to be approximately 32% to 34%before discrete items. The Company expects capital expenditures in the range of $22 to $25 million, and depreciation and amortization in the range of $28 to $30 million.*

The Company will host an investor conference call to discuss its unaudited first-quarter financial results today, April 26, 2013, at 10:00 AM ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on April 26, through midnight on May 3, 2013. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (replay ID # 412812). A webcast replay also will be available. at www.altramotion.com.

Altra Holdings, Inc.

Consolidated Statements of Income Data:	Quarter Ended
In Thousands of Dollars, except per share amounts	March 30, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
Net sales	$185,150	$192,385
Cost of sales	129,651	135,712

Gross profit	$55,499	$56,673
Gross profit as a percent of net sales	30.0%	29.5%
Selling, general & administrative expenses	32,442	31,997
Research and development expenses	2,934	3,027
Restructuring Charges	320	—

Income from operations	$19,803	$21,649
Income from operations as a percent of net sales	10.7%	11.3%
Interest expense, net	2,605	5,774
Other non-operating expense (income), net	(47)	225

Income before income taxes	$17,245	$15,650
Provision for income taxes	5,386	5,134

Income tax rate	31.2%	32.8%
Net income	11,859	10,516

Net loss attributable to non-controlling interest	21	—

Net income attributable to Altra Holdings, Inc.	$11,880	$10,516

Weighted Average common shares outstanding
Basic	26,733	26,606
Diluted	26,767	26,660
Net income per share
Basic	$0.44	$0.40
Diluted	$0.44	$0.39
Reconciliation of Non-GAAP Income From Operations:
Income from operations	$19,803	$21,649
Restructuring costs	320	—
Acquisition related expenses	—	190

Non-GAAP income from operations	$20,123	$21,839

Reconciliation of Non-GAAP Net Income:
Net income attributable to Altra Holdings, Inc.	$11,880	$10,516
Acquisition related expenses	—	190
Restructuring costs	320	—
Tax impact of above adjustments	(104)	(60)

Non-GAAP net income	$12,096	$10,646

Non-GAAP diluted earnings per share	$0.45 (1)	$0.40 (2)

(1) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 32.4% by the above items

(2) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 31.7% by the above items

Consolidated Balance Sheets In Thousands of Dollars	March 30, 2013	December 31, 2012
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	66,171	85,154
Trade receivables, net	103,103	92,933
Inventories	123,034	123,776
Deferred income taxes	9,617	8,918
Income tax receivable	710	6,397
Prepaid expenses and other current assets	7,317	6,578

Total current assets	309,952	323,756
Property, plant and equipment, net	137,008	138,094
Intangible assets, net	73,559	76,098
Goodwill	87,232	88,225
Deferred income taxes	1,114	1,150
Other non-current assets, net	5,459	5,716

Total assets	$614,324	$633,039

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	46,747	43,042
Accrued payroll	16,522	19,893
Accruals and other current liabilities	31,297	33,796
Deferred income taxes	—	34
Current portion of long-term debt	10,904	9,135

Total current liabilities	105,470	105,900
Long-term debt, less current portion and net of unaccreted discount	217,143	238,460
Deferred income taxes	39,374	38,821
Pension liabilities	13,365	14,529
Other post retirement benefits	219	230
Long-term taxes payable	1,130	1,118
Other long-term liabilities	699	730
Redeemable non-controlling interest	1,218	1,239
Total stockholders’ equity	235,706	232,012

Total liabilities and stockholders’ equity	$614,324	$633,039

	Year to Date Ended
	March 30, 2013	March 31, 2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$11,859	$10,516
Adjustments to reconcile net income to net cash flows:
Depreciation	5,220	4,983
Amortization of intangible assets	1,613	1,663
Amortization of deferred financing costs	189	329
Loss on foreign currency, net	110	34
Accretion of debt discount, net	760	784
Stock based compensation	849	784
Changes in assets and liabilities:
Trade receivables	(15,063)	(20,229)
Inventories	(663)	440
Accounts payable and accrued liabilities	6,154	652
Other current assets and liabilities	(833)	(1,612)
Other operating assets and liabilities	(900)	(606)

Net cash provided by (used in) operating activities	9,295	(2,262)

Cash flows from investing activities
Purchase of property, plant and equipment	(4,499)	(8,237)

Net cash used in investing activities	(4,499)	(8,237)

Cash flows from financing activities
Redemption of variable rate demand revenue bonds related to the San Marcos facility	—	(3,000)
Payments on Term Loan Facility	(1,875)	—
Payments on Revolving Credit Facility	(19,304)	—
Proceeds from Equipment Loan	1,170	—
Shares surrendered for tax withholdings	—	(51)
Payments on mortgages and other	(278)	(127)
Payments on capital leases	(9)	(136)

Net cash used in financing activities	(20,296)	(3,314)

Effect of exchange rate changes on cash and cash equivalents	(3,483)	1,244

Net change in cash and cash equivalents	(18,983)	(12,569)
Cash and cash equivalents at beginning of year	85,154	92,515

Cash and cash equivalents at end of period	$66,171	$79,946

Reconciliation to free cash flow:
Net cash provided by (used in) operating activities	9,295	(2,262)
Purchase of property, plant and equipment	(4,499)	(8,237)

Free cash flow	$4,796	$(10,499)

About Altra Holdings

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading global designer, producer and marketer of a wide range of electromechanical power transmission and motion control products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork, Warner Linear, Bauer Gear Motor and Powerflex.

* Discussion of Non-GAAP Financial Measures

As used in this release and the accompanying slides posted on the Company’s website, non-GAAP diluted earnings per share, non-GAAP income from operations and non-GAAP net income are each calculated using either net income or income from operations that excludes acquisition related costs, restructuring costs, and other income or charges that management does not consider to be directly related to the Company’s core operating performance. Non-GAAP diluted earnings per share is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted). Non-GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from net cash provided by operating activities.

Altra believes that the presentation of non-GAAP net income, non-GAAP income from operations, non-GAAP diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those relating to organic growth opportunities, end market expectations, plans to enhance bottom line performance, plans to gain market share, the contribution of new products and programs to Altra’s performance in the coming year, statements relating to future dividend payments, the Company’s acquisition strategy and its guidance for full year 2013.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets, (18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Convertible Notes and Credit Facility, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer and Lamiflex acquisitions and integration and other acquisitions, (25) risks associated with the Company’s investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E

Contact:

Altra Holdings, Inc.

Christian Storch, Chief Financial Officer

781-917-0541

Christian.storch@altramotion.com